EXHIBIT 21.1

PARENT	SUBSIDIARIES	JURISDICTION OF ORGANIZATION

Max Re Capital Ltd (the Registrant)	Max Re Ltd.	Bermuda
	Max Re Managers Ltd.	Bermuda

Max Re Ltd.	Max Re Diversified Strategies Ltd.	Bermuda

	Max Re Europe Limited	Ireland